Exhibit 99.1

Thor Announces Net Sales Up 22.9%, and Gross Margins Improve 250 Basis Points for First Quarter of Fiscal 2020

-  Net sales for the first quarter increased 22.9% to $2.16 billion, including $493.0 million in net sales from Erwin Hymer Group ("EHG"), which was acquired on February 1, 2019.

-  Gross margin for the first quarter improved 250 basis points over the prior year, to 14.3%, reflecting favorable product mix, as well as lower material, labor and warranty cost percentages.

-  To date, the Company has paid approximately $500 million of principal on its acquisition-related debt.

-  Dealer inventory rationalization is nearing completion. North American independent dealer inventory of Thor products is now at its lowest point since the first quarter of fiscal 2017.

ELKHART, Ind., Dec. 9, 2019 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for the first quarter of fiscal 2020 ended October 31, 2019.

"In our fiscal first quarter, we achieved a pronounced improvement in our operating results, reflecting the benefits of the flexible and highly variable cost model we have developed, as we increased gross profit margins in our North American RV segments despite modest decreases in net sales," commented Bob Martin, President and CEO of Thor Industries. "EHG's results for the quarter were generally in line with expectations as EHG has historically generated flat-to-negative first quarter results due to the European holiday shutdowns that occur in August, and due to the higher concentration of marketing and advertising expenses in the fiscal first quarter to support the annual RV shows in Europe. Industry conditions in North America continued to improve as the independent dealer inventory rationalization that has affected our results over the past year nears its end. Dealer optimism is strong in both the North American and European markets with excellent feedback from our September Open House in Elkhart, Indiana, and positive performance at industry wholesale and retail shows in Germany and across the United States. We look forward to continuing that momentum as the spring RV show season starts in North America in January and the European selling season begins."

First Quarter Highlights

First-quarter net sales were $2.16 billion, an increase of $402.8 million, or 22.9%, from the first quarter of fiscal 2019. The addition of $493.0 million in net sales from the European RV segment was partially offset by net sales decreases of 6.1% and 3.6% in the North American Towable RV and the North American Motorized RV segments, respectively.

Consolidated gross profit margin was 14.3% for the quarter, compared to 11.8% in the prior-year period, primarily reflecting favorable overall product mix and reductions in material, labor and warranty cost percentages in the North American RV segment, tempered by the gross profit margin from the European RV segment, which was lower than the overall North American gross margin for the current quarter.

Net income attributable to Thor and diluted earnings per share for the first quarter of fiscal 2020 were $51.1 million and $0.92, respectively, compared to $14.0 million and $0.26, respectively, in the prior period. Results for the first quarter of fiscal 2020 included incremental interest expense and amortization of intangibles related to the acquisition of EHG amounting to $39.7 million, or $0.58 per diluted share, while first quarter fiscal 2019 results were adversely impacted by a foreign currency forward contract loss and costs related to the acquisition of EHG which, in aggregate, totaled $57.1 million, or $1.02 per diluted share.

The Company's effective income tax rate for the first quarter of fiscal 2020 was 24.5% compared to a tax rate of 55.7% in the prior year. The primary reason for the decrease in the overall effective income tax rate between the comparative periods was the non-deductible foreign currency forward contract loss of $42.6 million that occurred during the first quarter of fiscal 2019. The Company expects a worldwide effective tax rate for the remainder of fiscal 2020 ranging between 19% and 22%, before consideration of any discrete tax items.

North American independent dealer inventory rationalization continued during the fiscal first quarter, as North American industry wholesale shipments once again declined at a faster rate than retail registrations. As a result, independent dealer inventory levels of Thor products in North America decreased by 22.8% to approximately 101,500 units as of October 31, 2019, compared to approximately 131,500 units as of October 31, 2018. Independent dealer inventory of Thor products in North America, following the first quarter of fiscal 2020, was at its lowest point since the first quarter of fiscal 2017. Management believes independent dealer orders will generally be commensurate with consumer demand during calendar 2020.

European dealer inventory is also going through a modest rationalization, though inventory levels were not as high as in North America on a relative basis. Management believes that independent dealer inventory levels of EHG products in Europe, while somewhat elevated in certain locations, remain generally appropriate for seasonal consumer demand in Europe moving into calendar 2020.

Segment Results

North American Towable RVs

  North American Towable RV sales were $1.20 billion for the first quarter of fiscal 2020, compared to first-quarter sales of $1.28 billion in the prior-year period. This decrease was primarily driven by lower unit shipment volume compared with the first-quarter of fiscal 2019, as independent dealers continued to reduce their inventory levels, but was partially offset by a shift in product mix toward higher-priced units.
  North American Towable RV gross profit margin rose 330 basis points to 15.3% in the fiscal first quarter, driven by numerous management-led actions that reduced material, labor and warranty costs as a percent of sales, as well as a shift in mix toward higher-margin units.
  North American Towable RV income before tax was $104.3 million, compared to $74.6 million in the first quarter last year. This improvement was driven primarily by the improved gross profit margin.
  North American Towable RV backlog increased $48.6 million to $1.07 billion at the end of the first quarter of fiscal 2020, compared to $1.02 billion at the end of the first quarter of fiscal 2019. The Company believes the current towable RV backlog is returning to a more normalized level and is reflective of dealer trends toward smaller, more frequent, order patterns.

North American Motorized RVs

  North American Motorized RV sales were $415.9 million for the first quarter compared to $431.2 million in the prior-year period. The decrease in motorized sales was primarily driven by a shift in product mix towards lower-priced products.
  North American Motorized RV gross profit margin rose 50 basis points to 10.8% in the fiscal first quarter primarily due to various management-led actions that improved labor and warranty costs as a percent of sales.
  North American Motorized RV income before tax was $21.8 million, compared to $21.7 million last year, driven primarily by the increase in gross profit margin, mainly offset by an increase in selling, general and administrative expenses.
  North American Motorized RV backlog decreased approximately $70.3 million to $670.0 million from $740.2 million a year earlier. The Company believes the current motorized RV backlog is reflective of the shift in dealer order patterns to smaller and more frequent orders.

European RVs

  European RV sales were $493.0 million for the first quarter. Historically, for EHG, the first quarter represents the slowest quarter due to the annual European holiday shutdown period in the month of August, as well as the consumer trend of purchasing units earlier in the calendar year for use during the summer months. Historically, EHG's quarterly net sales tend to improve sequentially from the first to the second quarter, and even more so into the third quarter.
  European RV gross profit was $64.6 million, or 13.1% of net sales, in the fiscal first quarter. Gross profit margin is historically impacted in the fiscal first quarter by reduced fixed cost absorption from seasonally lower first quarter sales levels.
  European RV loss before tax was $23.0 million, which includes the combined impact of amortization of intangible assets and depreciation expense of $27.5 million. The European RV segment loss before tax was also impacted by advertising and marketing costs associated with the Düsseldorf Caravan Salon and other annual retail shows which occur during the first quarter.
  European RV backlog was $1.29 billion as of October 31, 2019, reflecting current levels of demand within the European market.

"During the quarter, we continued to reduce acquisition-related debt levels. To date, we have repaid approximately $500 million on the acquisition-related debt. Our cash priorities remain the same. We will use our cash to fund operations, to pay down our acquisition-related debt, to continue to pay our regular dividend and to evaluate share repurchases strategically and opportunistically," said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer.

Integration Update

Bob Martin commented, "Our integration is advancing as planned and we are making progress in a number of areas. We are already leveraging our global supply chain relationships to enhance our material spend and are also leveraging efficiencies across our global operations. Additionally, our international product transfer team is aggressively developing a plan to manufacture EHG products in North America and we expect to release additional details regarding their efforts shortly."

Outlook

"We are optimistic about our prospects for improved results in fiscal 2020, particularly following such a solid start to the fiscal year," Bob Martin continued. "Attendance and feedback from recent shows in Düsseldorf, Germany; Hershey, Pennsylvania; Fontana, California; and our Open House in Elkhart, Indiana, have been very positive.

"We expect the independent dealer inventory rationalization to be complete by the end of the calendar year, and believe this process, in both North America and Europe, has largely run its course.

"Consistent with our comments from last quarter, our outlook for North American markets is to remain relatively flat, or decline modestly, in fiscal 2020, barring a significant macroeconomic change, with the potential for better results should retail demand strengthen. For the European retail market, we expect to see modest growth similar to fiscal 2019.

"Finally, at our recent Investor Day in Germany, we introduced our long-term financial goals. We believe we will achieve $14 billion in annual net sales, attain sustainable gross margins of 16%, and generate more than $3 billion in cumulative net cash from operations by the end of fiscal 2025. We believe that the long-term outlook for the RV industry and for Thor Industries is compelling, and we look forward to regularly reporting on our progress toward these goals," Martin concluded.

Supplemental Earnings Release Materials

Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products, services and production facilities; consumer preferences; the ability to efficiently utilize existing production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; equity investment impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are sold; and changes to our investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
Three Months Ended October 31, 2019 and 2018
($000's except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2019	% Net Sales (1)	2018	% Net Sales (1)

Net sales	$2,158,785		$1,755,976

Gross profit	$308,811	14.3%	$207,256	11.8%

Selling, general and administrative expenses	188,464	8.7%	102,693	5.8%

Amortization of intangible assets	24,293	1.1%	12,591	0.7%

Acquisition-related costs	—	—%	57,089	3.3%

Interest income (expense), net	(27,050)	(1.3)%	346	—%

Other income (expense), net	(370)	—%	(3,712)	(0.2)%

Income before income taxes	68,634	3.2%	31,517	1.8%

Income taxes	16,789	0.8%	17,564	1.0%

Net income	51,845	2.4%	13,953	0.8%

Less: net income attributable to non-controlling interests	780	—%	—	—%

Net income attributable to Thor Industries, Inc.	$51,065	2.4%	$13,953	0.8%

Earnings per common share
Basic	$0.93		$0.26
Diluted	$0.92		$0.26

Weighted-avg. common shares outstanding – basic	55,095,074		52,726,496
Weighted-avg. common shares outstanding – diluted	55,224,655		52,899,603

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	October 31, 2019	July 31, 2019		October 31, 2019	July 31, 2019
Cash and equivalents	$270,482	$451,262	Current liabilities	$1,439,385	$1,448,325
Accounts receivable, net	776,572	716,227	Long-term debt	1,780,091	1,885,253
Inventories, net	915,485	827,988	Other long-term liabilities	263,094	231,640
Prepaid expenses and other	30,944	41,880	Stockholders' equity	2,124,971	2,095,228
Total current assets	1,993,483	2,037,357
Property, plant & equipment, net	1,104,764	1,092,471
Goodwill	1,361,265	1,358,032
Amortizable intangible assets, net	946,581	970,811
Deferred income taxes and other, net	201,448	201,775
Total	$5,607,541	$5,660,446		$5,607,541	$5,660,446

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912